Exhibit 99.1

NEWS RELEASE

Contacts:

Jeff Warren	Cindy Resman
Investor Relations	Public Relations
+1-763-505-2696	+1-763-505-0291

FOR IMMEDIATE RELEASE

MEDTRONIC UPDATES FISCAL 2013 EPS GUIDANCE

MINNEAPOLIS – January 7, 2013 – In a presentation to investors, Medtronic, Inc. (NYSE:MDT) today updated diluted earnings per share (EPS) guidance for fiscal year 2013.

The Company tightened its fiscal 2013 diluted EPS guidance range to $3.66 to $3.70 from the previously stated range of $3.62 to $3.70. The new range implies annual EPS growth of 6 to 7%.

Management indicated that the Company’s updated fiscal 2013 EPS guidance is based on the positive financial impact from the recent renewal of the U.S. Research and Development (R&D) tax credit. As previously stated, management estimates the R&D tax credit to have a positive annual earnings and EPS impact of approximately $30-35 million and 4 cents, respectively. Due to retroactive accounting treatment, the Company expects to realize approximately 3 cents of diluted EPS benefit in the third quarter, and 1 cent in the fourth quarter, of fiscal year 2013.

As in the past, all EPS ranges exclude any effect of special or extraordinary charges that may impact the Company’s continuing operations. The changes in guidance also reflect only the information available to the Company at this time.

About Medtronic

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology – alleviating pain, restoring health, and extending life for millions of people around the world.

This press release contains forward-looking statements related to Medtronic’s future results of operations, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.

Earnings per share guidance excludes any unusual charges or gains that might occur during the fiscal year and the impact of the non-cash charge for convertible debt interest expense. The guidance provided only reflects information available to Medtronic at this time.

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